Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-138589, No. 333-173082 and No. 333-180568) of Atlas Energy, L.P. of our report dated June 30, 2014, with respect to the Statement of Revenues and Direct Operating Expenses of the Oil and Gas Properties under Contract for Purchase by ARP Rangely Production, LLC from Merit Energy for the year ended December 31, 2013 which report appears in the Current Report on Form 8-K/A of Atlas Energy, L.P. filed on August 7, 2014.

/s/ KPMG LLP

Dallas, Texas

August 7, 2014